EXHIBIT 99.1

Media Contacts: James Hart Affinion Group (203) 956-8746 jhart@affinion.com

AFFINION ANNOUNCES ORGANIZATIONAL CHANGES AND NEW HIRES IN SUPPORT OF VERTICAL INTEGRATION STRATEGY

Addition of Experienced Leadership Complements Existing Talent

STAMFORD, CT, February 26th – Affinion Group, Inc. (“Affinion” or the “Company”), the global leader in enabling companies to connect and engage with their customers, thereby creating rewarding relationships and enhancing brand loyalty, announced today a variety of changes to its leadership that will support the Company’s strategy of advancing its growth initiatives through stronger vertical integration across business segments.

“Whether it is through further geographic expansion, the development of new markets for our industry-leading loyalty redemption programs, the expansion of our insurance portfolio or an acceleration of the roll-out of our domestic subscription-based services in our newest channels, we believe there are substantial opportunities to grow the business over the next several years,” said Todd Siegel, Affinion’s Chief Executive Officer. “The changes we announced today will ensure that the teams who have been tasked with capitalizing on these opportunities have the right resources in place to execute our plans.”

Underlying its announcements today is the Company’s determination that the existing business segments need further vertical support in order to provide the specialized focus each requires to best pursue its growth initiatives. Accordingly, the following have been named to new positions, effective March 1st, except as otherwise indicated:

•	Michele Conforti, formerly Managing Director and Chief Financial Officer of Affinion International, has been named President and Managing Director, Affinion International. Since joining Affinion International in 2007, Mr. Conforti has increased his span of responsibilities to include finance, strategy, product development and operations management for Affinion International. Mr. Conforti will remain located in Slough, UK.

•	Sloane Levy, formerly General Counsel, has been named President, Affinion Membership. Ms. Levy is uniquely qualified to fulfill this new position given her previous and substantial experiences in direct response marketing as well as her extensive familiarity with managing complex issues in rapidly evolving regulatory and competitive environments. Ms. Levy will remain located in Stamford, CT.

•	In connection with Ms. Levy’s appointment, Brian Fisher, formerly the General Counsel of Affinion’s North American business, has been named Affinion’s Executive Vice President and General Counsel. Mr. Fisher has been with the Company for more than 10 years in a variety of roles with increasing responsibility within the legal organization, and has extensive familiarity with each of the Company’s business segments. Mr. Fisher, who holds a Juris Doctor from New York University School of Law and an A.B. degree from Harvard University, will be based in Stamford, CT.

•	Bob Lyons, formerly Executive Vice President, Operations and Technology with Ascend Learning LLC, will join Affinion on March 10th as Chief Operating Officer for Affinion Group. Mr. Lyons previously held senior technology and operational roles with Avaya, Convergys and United Healthcare and holds a Masters of Science in Management and Technology from Rensselaer Polytechnic Institute. In his capacity as COO, Mr. Lyons will be accountable for all of the Company’s operations in customer care, information technology, billing, procurement and facilities management. Mr. Lyons will be based in Stamford, CT.

Scott Lazear, President of Connexions Loyalty, and Robert Dudacek, President of Affinion Insurance, will remain in their current roles, and along with Ms. Levy, Mr. Conforti, Mr. Lyons and Mr. Fisher, will report directly to Mr. Siegel.

In addition, Steve Upshaw, currently President, Affinion Group and CEO Global Engagement Solutions, with responsibilities including global operations, has elected to leave Affinion this spring in order to pursue outside interests. Among the many accomplishments during his tenure at Affinion, Mr. Upshaw led and grew the International division by successfully establishing new lines of business, diversifying the revenue portfolio and overseeing the first expansions of its geographic footprint.

“Throughout his time with Affinion, Steve has repeatedly answered the call to fill a variety of crucial roles, usually at the point when we most needed his skillful and steady leadership,” said Siegel. “I have no doubt that success will follow Steve in all his future endeavors.

“With the changes we have announced today, I have full confidence in the ability of this leadership team to successfully manage the many opportunities that are present in the business today and to continue identifying new ways of growing the business in the years ahead.”

About Affinion Group

As a global leader with 40 years of experience, Affinion Group enhances the value of its partners’ customer relationships by developing and marketing loyalty solutions. Leveraging its expertise in customer engagement, product development and targeted marketing, Affinion provides programs in subscription-based lifestyle services, personal protection, insurance and other areas to help generate increased customer loyalty and significant incremental revenue for more than 5,670 marketing partners worldwide, including many of the largest and most respected companies in financial services, retail, travel, and Internet commerce. Based in Stamford, Conn., the Company has approximately 3,925 employees and has marketing capabilities in 19 countries globally. For more information, visit www.affinion.com.